EXHIBIT 99.5

CONSENT OF JEFFERIES & COMPANY, INC.

We hereby consent to the use of the opinion letter of Jefferies & Company, Inc. (“Jefferies”) dated June 17, 2006 to the Board of Directors of Stone Energy Corporation (“Stone”). This opinion letter is included as Annex C to the Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 of Energy Partners, Ltd. (“EPL”) relating to the proposed merger of Stone with and into EPL Acquisition Corp. LLC, a direct, wholly-owned subsidiary of EPL.

We also hereby consent to references of Jefferies and such opinion letter in such Proxy Statement/Prospectus under the headings “Questions and Answers About the Merger,” “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Reasons for the Merger—Stone,” and “The Merger—Stone’s Financial Advisor.”

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any Registration Statement within the meaning of the term “expert” as used in the Securities Act. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of this Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to this Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

JEFFERIES & COMPANY, INC.

By:	/s/ Ajay Khurana
Name:	Ajay Khurana
Title:	Vice President

July 21, 2006